Exhibit 3.10

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

CCA TRS, LLC

A Maryland Limited Liability Company

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

CCA TRS, LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Agreement”) of CCA TRS, LLC (the “Company”) is effective as of December 26, 2012.

1. Formation of Limited Liability Company. Corrections Corporation of America, a Maryland corporation (the “Member”), hereby forms the Company as a limited liability company pursuant to the provisions of the Maryland Limited Liability Company Act, as it may be amended from time to time, and any successor to such statute (the “Act”). The rights and obligations of the Member and the administration and termination of the Company shall be governed by the Agreement and the Act. The Agreement shall be considered the “Operating Agreement” of the Company within the meaning of the Act. To the extent this Agreement is inconsistent in any respect with the Act, this Agreement shall control.

2. Sole Member. Member is the sole and managing member of the Company.

3. Purpose. The purpose of the Company is to engage in any and all lawful businesses or activities in which a limited liability company may engage under applicable law (including, without limitation, the Act).

4. Name. The name of the Company shall be “CCA TRS, LLC”.

5. Registered Agent and Principal Office. The registered agent of the Company in the State of Maryland shall be as the Member may designate from time to time. The mailing address of the Company shall be 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202 or such other address as the Member may designate from time to time. The Company may have such other offices as the Member may designate from time to time.

6. Term of Company. The Company shall commence on the date the Articles of Organization (the “Articles”) are properly filed with the Secretary of State of the State of Maryland and shall continue in existence in perpetuity unless its business and affairs are earlier wound up following dissolution at such time as this Agreement may specify.

7. Management of Company. All decisions relating to the business, affairs, and properties of the Company shall be made by the Member. The Member may appoint officers of the Company using any titles, and may delegate all or some decision-making duties and responsibilities to such persons. Any such officers shall serve at the pleasure of the Member and may be removed with or without cause. To the extent delegated by the Member, officers shall have the authority to act on behalf of, bind, and execute and deliver documents in the name and on behalf of the Company. In addition, unless otherwise determined by the Member, any officer(s) so appointed shall have such authority and responsibility as is generally attributable to the holders of such offices in corporations incorporated under the laws of the state of Maryland. No delegation of authority hereunder shall cause the Member to cease to be the Member. No officer shall receive any compensation from the Company without the prior approval of the Member.

8. Dividends and Distributions. Each dividend or other distribution of cash or other property by the Company shall be made 100% to the Member.

9. Exculpation. Neither (i) the Member, (ii) any affiliate of the Member, nor (iii) any officer, director, employee or agent of the Company, the Member or any of its affiliates, shall be liable, responsible, or accountable in damages or otherwise to the Company or the Member by reason of, or arising from, the operations or affairs of, or any action taken or failure to act on behalf of, the Company except for its or his gross negligence or willful misconduct.

10. Indemnity. The Company shall indemnify and hold harmless (i) the Member, (ii) any affiliate of the Member, and (iii) any officer, director, employee, or agent of the Company, the Member or any of its affiliates, (each, an “Indemnitee”), from and against any claim, loss, damage, liability, or reasonable expense (including reasonable attorneys’ fees, court costs, and costs of investigation and appeal) suffered or incurred by any such Indemnitee by reason of, or arising from, the operations, business, or affairs of, or any action taken or failure to act on behalf of, the Company.

11. Entity Classification; Taxable REIT Subsidiary.

(a) Pursuant to Treasury Regulations Section 301.7701-3 and Internal Revenue Service (“IRS”) Form 8832 (or successor form thereof), the Company shall file an election to be treated as an association taxable as a corporation for federal income tax purposes.

(b) The Company shall jointly elect with the Member to be treated as a “taxable REIT subsidiary” of the Member within the meaning of Section 856(l) of the Internal Revenue Code of 1986, as amended (the “Code”), by filing an IRS Form 8875 (or successor form thereof). Such election shall not be revoked without the prior written consent of the Member.

(c) All transactions between the Company and the Member or any subsidiary or affiliate of the Member shall be consummated on an arm’s-length basis. The Company shall not assume or guaranty the debts of any other person, hold itself out to be responsible for the debts of any other person, or otherwise pledge its assets for the benefit of any other person or hold out its credit as being available to satisfy the obligations of any other person or entity, including the Member or any of its affiliates, without the prior written consent of the Member

(d) Notwithstanding any other provision in this Agreement to the contrary, in no event shall the Company operate or manage a “lodging facility” or a “health care facility” as such terms are defined in Section 856(l)(4) of the Code.

12. Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member.

13. No Partnership. It is intended that the Company not be treated as or construed to be a partnership (including a limited partnership) or joint venture for purposes of the laws of any state, and this Agreement may not be construed to suggest otherwise.

14. Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

15. Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of Maryland without regard to other principles of conflicts of law that would result in the application of any law other than the law of the State of Maryland.

16. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and discussions between them, with respect to such subject matter.

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement effective as of the above stated date.

MEMBER:

CORRECTIONS CORPORATION OF AMERICA, a Maryland corporation, its sole member

By:	/s/ Damon T. Hininger
Name:	Damon T. Hininger
Title:	CEO

COMPANY:

CCA TRS, LLC, a Maryland limited liability company

By:	CORRECTIONS CORPORATION OF AMERICA, a Maryland corporation, its sole member

	By:	/s/ Todd J Mullenger
	Name:	Todd J Mullenger
	Title:	EVP/CFO